                                  EXHIBIT 99.1

(BW)(TEXARKANA FIRST FINANCIAL)(FTF) Texarkana First Financial Corporation Announces Results for the Third Quarter of Fiscal 2000.




PRESS RELEASE                                 FOR IMMEDIATE RELEASE

Texarkana First Financial Corporation         For Further information, contact:
P.O. Box 2950                                 James W. McKinney, Chairman
Texarkana, Arkansas  75504-2950               (870) 773-1103



                       TEXARKANA, ARKANSAS - JULY 20, 2000
                      STOCK LISTING: AMEX - TEXARKANA "FTF"

                 TEXARKANA FIRST FINANCIAL CORPORATION ANNOUNCES
                  RESULTS FOR THE THIRD QUARTER OF FISCAL 2000

For the quarter ended June 30, 2000, net income was $766,000, a decrease of $38,000 or 4.7% over the same period ended June 30, 1999. For the quarters ended June 30, 2000 and June 30, 1999, basic earnings per share was $.53 and $.55, respectively (diluted EPS of $.51 and $.52, respectively). Return on average assets was 1.46% and 1.64%, respectively, and return on average equity was 11.08% and 12.11%, respectively. The efficiency ratio was 42.1% and 36.7%, respectively. The $38,000 decrease in net income was primarily the result of an increase of $168,000 in noninterest expense (including $144,000 in merger related legal and professional fees), partially offset by an increase of $108,000 in net interest income and an increase of $32,000 in noninterest income.

For the nine months ended June 30, 2000, net income was $2,359,000, a decrease of $58,000 or 2.4% over the same period ended June 30, 1999. For the nine months ended June 30, 2000 and June 30, 1999, basic earnings per share was $1.63 and $1.61, respectively (diluted EPS of $1.58 and $1.54, respectively). Return on average assets was 1.53% and 1.66%, respectively, and return on average equity was 11.57% and 11.97%, respectively. The efficiency ratio was 40.3% and 37.7%, respectively. The $58,000 decrease in net income was primarily the result of an increase of $217,000 in noninterest expense (including $144,000 in merger related legal and professional fees) and a decrease of $144,000 in noninterest income (including a decrease of $113,000 in gain on sale of loans), partially offset by an increase of $305,000 in net interest income.

At June 30, 2000 and September 30, 1999, total assets were $216.1 million and $201.1 million, respectively, an increase of $14.9 million or 7.4%. Loans, net of unearned income increased $15.3 million or 9.5% and investments (including federal funds sold and interest bearing deposits) decreased $2.1 million or 6.3%. Deposits increased $3.6 million or 2.3% and borrowed funds increased $10.2 million or 58.6%. Stockholders' equity was $28.1 million and $26.4 million, respectively, an increase of $1.7 million or 6.5%, primarily the result of retained earnings. The equity to asset ratios were 13.0% and 13.1%, respectively.

On June 26, 2000, the Corporation declared a quarterly dividend in the amount of $.17 per share, payable July 26, 2000 to stockholders of record on July 12, 2000. On May 15, 2000, the Corporation entered into a merger agreement and plan of reorganization with First United Bancshares, Inc., El Dorado, Arkansas ("First United").

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The Corporation is a unitary savings and loan holding company for First
Federal Savings and Loan Association of Texarkana, which conducts business through its main office and five full-service branch offices in Southwest Arkansas and Texarkana, Texas.


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                      TEXARKANA FIRST FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (IN THOUSANDS)



                                                                            Unaudited                   September 30,
                                                                           June 30, 2000                     1999
                                                                           -------------                --------------
ASSETS

Cash and cash equivalents
  Cash & due from banks                                                       $ 2,966                     $  2,370
  Interest bearing deposits in other banks                                      2,155                          638
  Federal funds sold                                                              575                          150
                                                                             --------                     --------
         Total cash and cash equivalents                                        5,696                        3,158

Investment securities available-for-sale                                       27,243                       31,457
Mortgage-backed securities held-to-maturity                                       267                          386
Federal Home Loan Bank stock                                                    1,459                        1,252
Loans receivable, net of unearned income                                      176,550                      161,208
Allowance for loan losses                                                        (982)                        (995)
Accrued interest receivable                                                     1,627                        1,311
Foreclosed real estate, net                                                       171                            -
Premises and equipment, net                                                     3,355                        2,691
Other assets                                                                      648                          679
                                                                             --------                     --------

         Total assets                                                        $216,034                     $201,147
                                                                             ========                     ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                     $157,609                     $153,992
Advances from borrowers for taxes & insurance                                   1,748                        2,151
Borrowed funds                                                                 27,750                       17,500
Accrued income tax                                                                110                          310
Accrued expenses and other liabilities                                            764                          816
                                                                             --------                     --------
         Total liabilities                                                    187,981                      174,769
                                                                             --------                     --------

Commitments and contingencies                                                       -                            -
                                                                             --------                     --------

Common stock, $0.01 par value;
  15,000,000 shares authorized;
  1,983,750 shares issued                                                          20                           20
Additional paid-in capital                                                     13,800                       13,742
Common stock acquired by stock benefit plans                                   (1,123)                      (1,448)
Treasury stock, at cost, 444,408 shares and
  444,408 shares September 30, 1999                                            (9,210)                      (9,210)
Retained earnings-substantially restricted                                     25,320                       23,713
Accumulated other comprehensive income                                           (754)                        (439)
                                                                             --------                     --------
         Total stockholders' equity                                            28,053                       26,378
                                                                             --------                     --------

         Total liabilities and stockholders' equity                          $216,034                     $201,147
                                                                             ========                     ========

                      TEXARKANA FIRST FINANCIAL CORPORATION
                                 AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


                                                              Three Months Ended              Nine Months Ended
                                                                   June 30,                        June 30,
                                                        --------------------------        -------------------------
                                                          2000              1999            2000             1999
                                                          ----              ----            ----             ----
Interest Income
  Loans
     First mortgage loans                               $  3,181          $ 2,820        $  9,102         $  8,576
     Consumer and other loans                                471              364           1,337            1,085
  Investment securities                                      439              423           1,246            1,123
  Mortgage-backed and related securities                      86              101             258              325
                                                        --------         --------        --------         --------
     Total Interest Income                                 4,177            3,708          11,943           11,109
                                                        --------         --------        --------         --------

Interest Expense
  Deposits                                                 1,917            1,818           5,536            5,601
  Borrowed funds                                             406              144             961              367
                                                        --------         --------        --------         --------
     Total Interest Expense                                2,323            1,962           6,497            5,988
                                                        --------         --------        --------         --------
     Net Interest Income                                   1,854            1,746           5,446            5,141
  Provision for loan losses                                    -                -               -                -
                                                        --------         --------        --------         --------
     Net Interest Income After Provision                   1,854            1,746           5,446            5,141
                                                        --------         --------        --------         --------

Noninterest Income
  Gain on sale of investments, net                             -                -               -               11
  Gain on sale of loans, net                                  17               20              18              131
  Loan origination and commitment fees                       124               96             264              311
  Other                                                      160              153             459              432
                                                        --------         --------        --------         --------
     Total Noninterest Income                                301              269             741              885
                                                        --------         --------        --------         --------


Noninterest Expense
  Compensation and benefits                                  524              523           1,620            1,615
  Occupancy and equipment                                     63               55             179              169
  SAIF deposit insurance premium                               8               22              39               67
  Other                                                      313              140             653              423
                                                        --------         --------        --------         --------
     Total Noninterest Expense                               908              740           2,491            2,274
                                                        --------         --------        --------         --------
Income Before Income Taxes                                 1,247            1,275           3,696            3,752
Income tax expense                                           481              471           1,337            1,335
                                                        --------         --------        --------         --------
Net income                                              $    766          $   804        $  2,359         $  2,417
                                                        ========         ========        ========         ========

Other comprehensive income, net of tax:
  Unrealized gain (loss) on securities                        55             (276)           (315)            (450)
  Reclassification of gain included in net
  income                                                       -                -               -               (6)
                                                        --------         --------        --------         --------
Comprehensive income                                    $    821          $   528        $  2,044         $  1,961
                                                        --------         --------        --------         --------

  Earnings per common share - basic                     $  0.528          $ 0.548        $  1.629         $  1.608
  Earnings per common share - diluted                   $  0.511          $ 0.524        $  1.583         $  1.539
  Weighted average shares - basic                          1,452            1,467           1,447            1,504
  Weighted average shares - diluted                        1,498            1,536           1,490            1,571

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED IN THIS NEWS RELEASE MAY NOT BE BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THEIR REFERENCE TO A FUTURE PERIOD OR PERIODS OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "ANTICIPATE," "BELIEVE," "ESTIMATE," "EXPECT," "MAY," "MIGHT," "WILL," "WOULD," OR "INTEND." THESE FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, THOSE RELATING TO THE BENEFITS, PROSPECTS AND COMPLETION OF THE MERGER. WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS NEWS RELEASE IN THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS, DUE TO A VARIETY OF FACTORS. THOSE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, FAILURE OR DELAY IN OBTAINING REQUIRED SHAREHOLDER OR REGULATORY APPROVALS, THE COMPANIES' FAILURE TO CONSUMMATE THE MERGER, INABILITY TO SUCCESSFULLY INTEGRATE THE COMPANIES AFTER THE MERGER, MATERIALLY ADVERSE CHANGES IN THE COMPANIES' FINANCIAL CONDITIONS, CHANGES IN ECONOMIC CONDITIONS AND GOVERNMENT FISCAL AND MONETARY POLICIES, FLUCTUATIONS IN PREVAILING INTEREST RATES, THE ABILITY OF TEXARKANA FIRST FINANCIAL TO COMPETE WITH OTHER FINANCIAL SERVICES COMPANIES, CHANGES IN TEXARKANA FIRST FINANCIAL'S OPERATING OR EXPANSION STRATEGY, GEOGRAPHIC CONCENTRATION OF TEXARKANA FIRST FINANCIAL'S ASSETS, THE ABILITY OF TEXARKANA FIRST FINANCIAL TO ATTRACT, TRAIN, AND RETAIN QUALIFIED PERSONNEL, THE ABILITY OF TEXARKANA FIRST FINANCIAL TO EFFECTIVELY MARKET ITS SERVICES AND PRODUCTS, TEXARKANA FIRST FINANCIAL'S DEPENDENCE ON EXISTING SOURCES OF FUNDING, AND OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE FINANCIAL RESULTS OF FINANCIAL SERVICE COMPANIES, AND OTHER RISKS DETAILED FROM TIME TO TIME IN TEXARKANA FIRST FINANCIAL'S NEWS RELEASES AND FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE UNDERTAKE NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES THAT OCCUR AFTER THE DATE ON WHICH SUCH STATEMENTS WERE MADE.

This news release may be deemed to be solicitation material with respect to the proposed merger of Texarkana First Financial and First United. Texarkana First Financial and its directors may be deemed to be participants in the solicitation of proxies with respect to a shareholders' meeting to be held in connection with such merger. Information concerning the participants in the solicitation is set forth in the definitive proxy statement filed by Texarkana First Financial with the Securities and Exchange Commission on December 27, 1999 for its 2000 annual meeting of shareholders. In connection with the proposed merger, Texarkana First Financial will file a proxy statement with the Securities and Exchange Commission. Shareholders of Texarkana First Financial are encouraged to read the proxy statement, because it will contain important information about the merger, Texarkana First Financial and First United. After the proxy statement is filed with the SEC, it will be provided to the Texarkana First Financial shareholders in connection with their shareholders' meeting and will be available free of charge, both on the SEC's web site (www.sec.gov) and from Texarkana First Financial's corporate secretary.

         CONTACT: Texarkana First Financial Corporation, Texarkana James McKinney, 870/773-1103 firstfederal@cableone.net

         INDUSTRY KEYWORD: BANKING